Exhibit 99.1

BankAtlantic Bancorp Announces Planned Reverse Stock Split

FORT LAUDERDALE, Fla. — (BUSINESS WIRE) — BankAtlantic Bancorp, Inc. (NYSE:BBX) announced today that it intends to effect a one-for-five reverse split of its Class A Common Stock and Class B Common Stock.

BankAtlantic Bancorp anticipates the reverse stock split will be effective after the close of trading on Friday, October 14, 2011, and that its Class A Common Stock will begin trading on a split adjusted basis on the New York Stock Exchange (NYSE) at the opening of trading on Monday, October 17, 2011. When the reverse stock split becomes effective, each five shares of BankAtlantic Bancorp’s Class A Common Stock outstanding will automatically convert into one share of Class A Common Stock, and each five shares of BankAtlantic Bancorp’s Class B Common Stock outstanding will automatically convert into one share of Class B Common Stock. No fractional shares will be issued in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the next largest whole share. BankAtlantic Bancorp’s Class A Common Stock will continue trading on the NYSE under its ticker symbol “BBX”.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE:BBX - News) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:

BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week and offers extended weekday hours, Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters, as well as retail and business checking accounts. Member FDIC.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.

###

Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve substantial risks and uncertainties. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties, including, without limitation, that, because of business, economic or market conditions or for any other reasons within the Company’s discretion, the Company may decide not to effect the reverse stock split when expected, on the currently contemplated terms, or at all. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. The Company cautions that the foregoing factors are not exclusive.